EXHIBIT 8(h)

FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

Fifth Amendment dated April 30,2008

to the

Participation, Market Consulting and Administration Agreement

Dated June 22,1998

THIS FIFTH AMENDMENT (“Amendment”) to the Participation, Market Consulting and Administration Agreement dated June 22,1998, as previously amended September 25, 2000, June 30,2001, June 30,2005 and May 21,2007 (“Agreement”) is made and effective as of the 30th day of April 2008, by and among the original Parties to the Agreement, namely, Vanguard Variable Insurance Fund, Inc. (“Fund”), The Vanguard Group, Inc. (“Sponsor”), and Monumental Life Insurance Company (“Monumental Life”), (formerly known as Peoples Benefit Life Insurance Company) on its own behalf and on behalf of the Monumental Life Insurance Company Separate Account VA DD (“Separate Account VA DD”, formerly Peoples Benefit Life Insurance Company Separate Account IV), Transamerica Financial Life Insurance Company (“TFLIC”), (formerly known as AUSA Life Insurance Company) on its own behalf and on behalf of the Transamerica Financial Life Insurance Company Separate Account B (“Separate Account B” and, collectively with Separate Account VA DD, the “Accounts”). (Monumental Life and TFLIC are collectively referred to herein as the “Company”.) All other terms capitalized herein shall have the same meaning as set forth in the Agreement.

WHEREAS, this Amendment shall supersede and replace the numbered paragraphs 3 and 4 of the Third Amendment dated June 30, 2005 which conflict with the terms and provisions of this Amendment. All other terms and provisions of the Third Amendment and Agreement that are not expressly modified by this Amendment shall remain unchanged and in full force and effect, and the entire Agreement shall include the entire original Agreement, dated June 22,1998, the First Amendment dated September 25, 2000, the Second Amendment dated June 30, 2001, Third Amendment dated June 30, 2005 (as amended hereby), Fourth Amendment dated May 21, 2007 and this Fifth Amendment dated April 30, 2008.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, agreements and representations in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows.

Numbered paragraphs 3 and 4 of the of the Third Amendment dated June 30, 2005, shall be deleted and replaced with the following paragraphs 1 and 2:

1.

In a given calendar year, when the average daily balance of the Vanguard Variable Annuity assets under management for the 4th calendar quarter is equal to or greater than $ 10 billion, the Company will waive a portion of the maximum M&E charge of .20% by decreasing it by 0.005% for the Contracts. The Sponsor and Company agree to implement the reduction in the Charge as of the following May 1st. The “current” M&E charge (i.e., applying the waiver, the charge is equal to the guaranteed maximum charge less .005%) going forward will be .195%. Should the average daily balance for any subsequent 4th calendar quarter be equal to or less than $9.5 billion, the Company will terminate the waiver and resume the maximum M&E charge of .20% to be effective as of the following May 1st.

2.	Sponsor and Company shall develop an annual marketing plan in the first quarter of each calendar year for the following year. Sponsor and Company shall meet quarterly to plot the progress of the marketing plan. A minimum annual marketing allowance of $150,000 will be provided to Vanguard while Vanguard is actively marketing the Vanguard Variable Annuity. This allowance is to be utilized for advertising and sales literature pieces designed to attract new clients and conservation-oriented marketing and sales literature pieces to retain existing clients. Fulfillment kits are not included in this allowance. During the 4th quarter of each year, the marketing allowance will be negotiated with Sponsor and Company for the following year. The total amount of such allowance for 2008 has been negotiated and will be in the amount of $500,000. At any time that the waiver of the maximum M&E charge is terminated, the marketing allowance will default to $150,000 effective January 1 of the year the waiver is terminated.

IN WITNESS WHEREOF, each of the Parties to this Amendment has caused this Amendment to be duly executed effective as of the date set forth above.

Company:		Sponsor:
Monumental Life Insurance Company Transamerica Financial Life Insurance Company		The Vanguard Group, Inc.

By:	/s/ Jerry Leonard	By:	/s/ Steve Holman
Title:	Asst. Vice President	Title:	Principal

Fund:
Vanguard Variable Insurance Fund, Inc.

By:	/s/ Steve Holman
Title:	Principal